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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                       Date of Report: September 11, 1997


                           QUEEN SAND RESOURCES, INC.
              ---------------------------------------------------
               (Exact name of registrant as specified in charter)



         Delaware                   0-21179                 75-2615565
      ---------------           ---------------           ---------------
      Jurisdiction of           Commission File           I.R.S. Employer
       Incorporation                Number                 Identification
                                                              Number



             3500 Oak Lawn, Suite 380, LB #31, Dallas, TX 75219-4398
          ------------------------------------------------------------
                    (Address of principal executive offices)




                  Registrant's telephone number: (214) 521-9959
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Item 9.           Sales of Equity Securities Pursuant to Regulation S.

         Pursuant to the Securities Purchase Agreement, dated March 27, 1997 (the "Agreement") between Queen Sand Resources, Inc. (the "Company") and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), the Company agreed to raise from the placement of its common stock at least $5.4 million in net proceeds by December 31, 1997. To this end, the Company plans to offer shares of its common stock to foreign persons and entities on a continuing basis through the end of December, 1997.

         In this regard, on September 8, 1997 the Company sold an aggregate of 250,000 shares of its Common Stock to a foreign company for an aggregate of $762,500. The Company paid $76,250 in commissions, including third party costs, on the transaction.

         In a separate transaction, on September 10, 1997 the Company sold an aggregate of 200,000 shares of its Common Stock to a foreign company for an aggregate of $700,000. The Company paid $70,000 in commissions, including third party costs, on the transaction.

         The shares were issued to an entity that is not a "U.S. person" as that term is defined under Regulation S and were issued pursuant to the exemption from registration provided by Regulation S. The purchasers are restricted from reselling these securities to "U.S. persons" for a period of one year.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               QUEEN SAND RESOURCES, INC.


                                          By: /s/ RONALD I. BENN
                                          ----------------------------
                                                  Ronald I. Benn
                                                  Chief Financial Officer

Dated: September 11, 1997